NEWS
RELEASE
____________________________________________________________________________________________________

MOD-PAC CORP. × 1801 Elmwood Avenue × Buffalo, NY × 14207

For more information contact:

Kei Advisors LLC Deborah K. Pawlowski 716.843.3908 Dpawlowski@keiadvisors.com

FOR IMMEDIATE RELEASE

MOD-PAC CORP. Announces Resignation of Chief Financial Officer

BUFFALO, NY, May 6, 2005: MOD-PAC CORP. (NASDAQ: MPAC), a specialized commercial printer and manufacturer of custom paper board packaging, announced today that the Board of Directors has accepted the resignation of C. Anthony Rider from his position as Vice President - Finance and Chief Financial Officer to pursue personal interests. Mr. Rider has agreed to assist MOD-PAC in an advisory capacity. The Company has begun a search for his replacement.

Daniel G. Keane, President and CEO of MOD-PAC CORP., commented, "We appreciate Tony's investment of time, energy and expertise during his tenure at MOD-PAC. He was instrumental in our spin-off just over two years ago and has contributed to the development of a strong finance and accounting team. Because of his extensive experience with public companies, major financial transactions and his solid strategic perspective, he has been a major contributor to the growth and success of MOD-PAC as an independent public company. We wish him well in his future endeavors."

Mr. Rider was previously Chief Financial Officer for Astronics Corporation (NASDAQ: ATRO), the former parent company of MOD-PAC CORP. He elected to become the CFO of MOD-PAC with its spin off from Astronics in March 2003. Mr. Rider originally joined Astronics five years ago and among his responsibilities was the evaluation, preparation and execution of the spin off transaction. During Mr. Rider's two year period as CFO of MOD-PAC, the Company's revenue has grown over 70%.

ABOUT MOD-PAC CORP.
MOD-PAC CORP is a rapidly growing, high value-added print services firm operating a unique low-cost business model. MOD-PAC's strategy is to capture the market currently served by thousands of printers with under $5 million in annual print volume. By leveraging its capabilities to innovate, aggressively integrate technology into its marketing and operations and to provide economically-priced, short run, on demand print products and services within its superprint facility, it can aggregate the small print shop market.

Consistently outpacing the printing industry in growth and profits, MOD-PAC's key differentiator is its success at being a just-in-time producer of short-run, quality print products. The Company applies lean manufacturing processes coupled with state-of-the-art printing technologies to challenge its competition and expand its market share. PrintLizard® is a division of Mod-Pac which serves specific markets with demanding print requirements through its website: www.printlizard.com.

Additional information on MOD-PAC can be found at its website: www.modpac.com

Safe Harbor Statement: This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. One can identify these forward-looking statements by the use of the words such as "expect," "anticipate," "plan," "may," "will," "estimate" or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors, which could cause actual results to differ materially are described in MOD-PAC's annual report on Form 10K on file with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.